Exhibit 99.1

               Rogers Corporation Updates Fourth Quarter Guidance

    ROGERS, Conn.--(BUSINESS WIRE)--Jan. 12, 2007--Rogers Corporation (NYSE:ROG) today announced revised guidance for its fiscal fourth quarter of 2006. Rogers projects fourth quarter net sales of approximately $122 million, within the October 26, 2006, guidance range of $122 to $126 million. Earnings for the fourth quarter are now projected to be $0.68 to $0.72 per diluted share, while the previous guidance was for earnings of $0.90 to $0.93 per diluted share.

    Robert D. Wachob, President and CEO, commented, "While sales came in at the low end of our projected range for the fourth quarter, a series of one-time events negatively impacted our operating margins. The Printed Circuit Materials segment had a significant quality issue that has since been resolved, as well as an unfavorable product mix including much softer than expected sales into cellular communication infrastructure applications. However, Rogers' circuit materials are used in virtually every mobile communication system worldwide, and our leading position in this market is well protected. Going forward, new consumer expectations for high-speed mobile connectivity will continue to drive infrastructure capital spending and we feel that the soft fourth quarter was a temporary event.

    In our High Performance Foams segment, sales were strong, however, we built a significant finished goods inventory in the third quarter as insurance against a possible fourth quarter work stoppage. A new union contract is now in place and during the fourth quarter we reduced inventory levels.

    Within the Other Polymer Products segment, our polyolefin foam operation experienced a significant reduction in both volume and pricing, resulting in a loss for the quarter.

    In 2006, we significantly increased the market share of our products in cell phones, but in the fourth quarter new program sales did not meet expectations, thus our capacity was underutilized. As a result, the mature programs, allocated to our contract manufacturer, were a greater proportion of sales than anticipated.

    Even with these lower than anticipated fourth quarter earnings, we expect to report full year diluted earnings per share of at least $2.64 and net sales of $454 million, both all-time records exceeding 2005 by 169% and 28%, respectively. With the aforementioned fourth quarter issues behind us, we also expect to have record first quarter sales and earnings, which would be our sixth consecutive quarter of year-over-year record sales and profits."

    The Company expects to report fourth quarter results in late
February, and will provide guidance for the first quarter of 2007 at that time.

    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty material based products, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference from the Rogers Corporation 2005 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of January 12, 2007, and Rogers undertakes no duty to update this information unless required by law.

    CONTACT: Rogers Corporation
             Edward J. Joyce, 860-779-5705
             Fax: 860-779-5509
             edward.joyce@rogerscorporation.com
             Rogers' Web site: www.rogerscorporation.com